Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of to such a statement on Schedule 13G with respect to the common stock of Acusphere, Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.

Dated: February 11, 2005

BANK OF AMERICA CORPORATION
NB HOLDINGS CORPORATION
BANK OF AMERICA, N.A.
FLEET NATIONAL BANK

By:	/s/ Charles F. Bowman
Charles F. Bowman
Senior Vice President

BANK OF AMERICA VENTURES

By:	/s/ Kate D. Mitchell
Kate D. Mitchell
President & Managing Director

BANCBOSTON VENTURES, INC.

By:	/s/ Deirdre A. Cunnane
Deirdre A. Cunnane
Vice President

BANK OF AMERICA CAPITAL CORPORATION

By:	/s/ Roy L. Moyer
Roy L. Moyer Managing Director

BA VENTURE PARTNERS II, INC.

By:	/s/ Kate D. Mitchell
Kate D. Mitchell
Chairman of the Board